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                                                                    EXHIBIT 99.1

[TRANSOCEN SEDCOFOREX LOGO]                                    [R&B FALCON LOGO]

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
       TRANSOCEAN SEDCO FOREX INC. ANALYST CONTACT:       Jeffrey L. Chastain                     PRESS RELEASE
                                                          713 232 7551
       TRANSOCEAN SEDCO FOREX INC. MEDIA CONTACT:         Guy A. Cantwell         FOR RELEASE: January 29, 2001
                                                          713 232 7647
       R&B FALCON CORPORATION CONTACT:                    Charles R. Ofner
                                                          281 496 5000
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                 TRANSOCEAN SEDCO FOREX TO CLOSE PENDING MERGER
                      WITH R&B FALCON ON JANUARY 31, 2001;
                      ANNOUNCES ELECTION OF 3 NEW DIRECTORS

         Transocean Sedco Forex Inc. (NYSE: RIG) today announced that it intends to close its pending merger with R&B Falcon Corporation (NYSE:FLC) on January 31, 2001, prior to formal approval from the U.K. government's Office of Fair Trading (OFT), as permitted by U.K. law. The decision to close the transaction prior to U.K. approval is being made with the knowledge of the OFT. The company intends to continue its dialogue with the OFT and does not expect the outcome of this process, even if a referral were made to the U.K.'s Competition Commission, to have a material effect on the company's operations.

         On August 21, 2000, Transocean Sedco Forex announced that it had signed a definitive agreement to merge with R&B Falcon in an all stock transaction in which common shareholders of R&B Falcon will receive a fixed ratio of 0.5 shares of newly issued Transocean Sedco Forex ordinary shares for each R&B Falcon share.

         Also, today, the company announced that effective upon closing of the merger, its Board of Directors has elected three new members, who presently serve on the R&B Falcon Board of Directors: Charles A. Donabedian, Paul B. Loyd, Jr. and Richard A. "Rich" Pattarozzi. The new directors were proposed by R&B Falcon and will expand the Transocean Sedco Forex Board of Directors from 10 to 13 members, as approved by shareholders of Transocean Sedco Forex on December 12, 2000.

         Charles A. Donabedian of Cincinnati, Ohio, is Chief Executive Officer
(CEO) of Winston Financial, Inc., which provides a broad range of consulting services for investment management companies. He also serves as CEO of both Winston Advisers, Inc., an affiliated registered investment advisor, and of Winston Capital Corporation, which invests in and assists smaller, developing companies and acts as an incubator for new business concepts. Mr. Donabedian has served as a Director of R&B Falcon since 1997 and was a Director of R&B Falcon Drilling (International & Deepwater) Inc. (formerly Reading & Bates Corporation) from 1989 to December 1997. He is presently a member of the Board of Trustees of the Flex-Funds, a privately held mutual fund management company.


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         Paul B. Loyd, Jr. of Houston, Texas, has served as a Director of Falcon
Drilling Company and has been Chairman of the Board of R&B Falcon Corporation since January 1998 and Chief Executive Officer since April 1999. He was CEO and Chairman of the Board of R&B Falcon Drilling (International & Deepwater) Inc. (formerly Reading & Bates Corporation) from 1991 through 1997. Mr. Loyd has 30 years of experience in the offshore drilling industry, having joined Reading & Bates in 1970 in its management-training program. He also is a Director of Carrizo Oil & Gas Inc., Frontier Oil Corporation Enterprise Oil plc and is on the Board of Trustees of Southern Methodist University.

         Richard A. "Rich" Pattarozzi of Metairie, Louisiana, has served as a Director of R&B Falcon since February 2000. Mr. Pattarozzi served at Shell Oil Company as President and CEO of Shell Deepwater Development Inc. and Shell Deepwater Production Inc. from 1996 to 1999. In early 1999, he was promoted to Vice President of Shell Oil Company, responsible for Shell Deepwater Development Inc., Shell Deepwater Production Inc. and the company's Shallow Water Gulf of Mexico exploration and production business. Mr. Pattarozzi has more than 33 years of experience in the petroleum industry. He joined Shell in 1966 in New Orleans in its offshore engineering organization and retired from the company in January 2001. He is also a Director of Global Industries, Stone Energy Company OSCA and Wellogix, all of which are publicly traded, except Wellogix, a privately owned e-commerce company.

         Statements regarding the expected close of the R&B Falcon merger, the outcome of U.K. regulatory processes, new directors, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to actions or approvals of third parties, delays in the merger, closing conditions not being satisfied, U.K. and other regulatory actions and other factors detailed in Transocean Sedco Forex's and R&B Falcon's recent proxy statement, Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

         Transocean Sedco Forex Inc. is the world's largest offshore drilling contractor, with a current equity market capitalization of $8.7 billion. The company's mobile offshore drilling fleet is comprised of 71 rigs, including three newbuilds not yet active. This modern and versatile fleet is located in every major offshore oil and gas drilling region. Transocean Sedco Forex Inc. specializes in technically demanding segments of the offshore drilling business, including industry-leading positions in deepwater and harsh environment drilling services. The company is listed on the New York Stock Exchange under the symbol "RIG."

         R&B Falcon Corporation operates the world's largest fleet of marine-based drilling rigs servicing the international oil and gas industry. Its fleet is composed of 139 drilling units including the industry's largest fleets of barge and jackup rigs, and a fleet of semisubmersibles and drillships which is among the most capable in the world. R&B Falcon also provides turnkey and integrated services and operates mobile production units, internationally based land rigs and an offshore towing business.

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